EXHIBIT 99.2
SMITH MICRO SOFTWARE, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
     The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the acquisition by Smith Micro Software, Inc. (“Company”) of substantially all of the assets of PCTEL, Inc. relating to PCTEL’s Mobility Solutions Group (the “Mobility Solutions Group”) on January 4, 2008, as if this acquisition had occurred on December 31, 2007 for purposes of the pro forma combined balance sheet and January 1, 2007 for purposes of the pro forma combined statement of operations.
     The historical financial statements for the Company and the Mobility Solutions Group have been derived from their respective financial statements as of the date and for the periods indicated.
     The total purchase price is calculated to be $60.3 million. The calculation includes cash of $59.7 million plus estimated closing costs of $0.6 million.
     The unaudited pro forma condensed combined financial statements should be read in conjunction with the Company’s historical consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and the financial statements and related notes thereto of the Mobility Solutions Group for the years ended December 31, 2007 and 2006 included in this Current Report on Form 8-K/A.
     The unaudited pro forma condensed combined financial information reflects certain assumptions and estimates deemed probable by management regarding the acquisition based upon the assets and liabilities acquired. These estimates and assumptions have been made solely for purposes of developing this pro forma information. A final determination of the allocation of purchase price to assets acquired and liabilities assumed has not been made, and the purchase price allocation used in connection with preparation of these pro-forma financial statements should be considered preliminary and is subject to the completion of a more comprehensive evaluation. Amounts preliminarily allocated to fixed assets, intangible assets, accounts receivable and accounts payable may change significantly, and amortization methods and useful lives may differ from the assumptions that we used in the unaudited pro forma condensed combined financial information, any of which could result in a material change in depreciation and amortization expense.
     The pro forma statement of operations does not reflect any future operating efficiencies and cost savings resulting from the acquisition. Unaudited pro forma condensed combined financial information is presented for information purposes only and is not necessarily indicative of the results that actually would have been realized had the acquisition been completed on the date indicated or which may be expected to occur in the future.

     The accompanying notes are an integral part of these unaudited pro forma combined financial statements.
Smith Micro Software, Inc.
Pro Forma Combined Condensed Balance Sheet as of December 31, 2007
(In Thousands)
Unaudited

	SMITH MICRO	PC TEL			SMITH MICRO
	SOFTWARE INC.	MSG	PRO FORMA		SOFTWARE INC.
	December 31, 2007	December 31, 2007	ADJUSTMENTS		COMBINED
ASSETS
Current Assets:
Cash	$87,549	$—	$(60,270	)(1)	$27,279
Accounts Receivable (Net)	13,157	1,900	(1,900	)(2)	13,157
Income Tax Receivable	180				180
Deferred Tax Asset	660	211	(211	)(2)	660
Inventory	1,993				1,993
Prepaids & Other Assets	1,001	69	(69	)(2)	1,001

Total Current Assets	104,540	2,180	(62,450)		44,270
Equipment & Improvements, net	1,079	780	—	(3)	1,859
Deferred Tax Asset	6,351	1,428	(1,428	)(2)	6,351
Other Assets		133	(133	)(2)	—
Intangible Assets	17,946	—			17,946
Goodwill	32,505	871	(871	)(2)	32,505
			59,808	(3)	59,808

TOTAL ASSETS	$162,421	$5,392	$(5,074)		$162,739

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	3,401	80	(80	)(2)	3,401
Deferred Revenue	584	318		(3)	902
Accrued Liabilities	3,922	636	(636	)(2)	3,922

Total Current Liabilities	7,907	1,034	(716)		8,225
Deferred Tax Liability
Deferred rent		227	(227	)(2)	0
Other long-term accrued liabilities		49	(49	)(2)	0
Stockholders’ Equity:
Parent equity in Division		4,082	(4,082	)(2)	0
Preferred Stock
Common Stock	30				30
Additional Paid In Capital	154,312				154,312
Accumulated Deficit	172				172

Total Stockholders’ Equity	154,514	4,082	(4,082)		154,514

TOTAL LIABILITIES & EQUITY	$162,421	$5,392	$(5,074)		$162,739

Smith Micro Software, Inc.
Pro Forma Combined Condensed Statement of Operations
(In Thousands Except Per Share Data)
Unaudited

	YEAR ENDED DECEMBER 31, 2007
					SMITH MICRO
	SMITH MICRO	PC TEL	PRO FORMA		SOFTWARE INC.
	SOFTWARE INC.	MSG	ADJUSTMENTS		COMBINED

Total Net Revenues	$73,377	$10,337	$—		$83,714
Total Cost of Revenues	20,644	47	—		20,691

Total Gross Profit	52,733	10,290	—		63,023

Total Operating Expenses	48,484	9,822	(469	)(4)	57,837

Operating Income (Loss)	4,249	468	(469)		4,248
Interest Income	4,254	—	(3,066	)(5)	1,188

Income (Loss) Before Income Taxes	8,503	468	(3,535)		5,436
Income Tax (Benefit) Expense	5,342	136	(2,192	)(6)	3,286

Net Income (Loss)	$3,161	$332	$(1,343)		$2,150

Net Income (Loss) Per Share, Basic	$0.11				$0.07

Weighted Average Shares Outstanding, Basic	29,768				29,768

Net Income Per Share, Fully diluted	$0.10				$0.07

Weighted Average Shares Outstanding, Fully Diluted	30,998				30,998

Notes to the Pro forma combined condensed financial statements:
(1) Reflects the uses of cash in the acquisition of PCTEL’s MSG group (“MSG”). Cash includes banking fees and legal fees associated with the transaction.
(2) Represents the elimination of MSG’s existing assets and liabilities that were not included in the purchase agreement.
(3) The fair value adjustments made herein and the allocation of purchase price is preliminary. The final allocation will be based on estimates and appraisals that will be finalized within one year of the closing of the MSG acquisition and based on Smith Micro Software, Inc.’s (the “Company”) final evaluation of MSG’s assets and liabilities, including both tangible and intangible assets. The final allocation of purchase price and the resulting effect on net income may differ significantly from the pro forma amounts included herein. If the Company’s final purchase price allocation differs from the allocation used in preparing these pro forma combined condensed financial statements, our pro forma tangible and intangible assets and pro forma net income could be significantly higher or lower. Goodwill represents the excess purchase price after all other intangibles have been identified, and, at this time, the Company has not competed it’s valuation analysis of intangible assets and will update these values in future filings.
Components of the estimated purchase price and the estimated allocation thereof are as follows:

(In thousands)
Cash for purchase	$59,700
Cash for costs associated with the purchase	570

Total cash used	$60,270

Property and equipment, net	780
Goodwill	59,808

Total assets acquired	60,588

Other liabilities
Deferred revenue	318

Net Assets acquired	$60,270

(4) Represents the elimination of MGS’s historical stock compensation expense and the addition of the estimated stock compensation expense under the Company’s program considering the number of employees assumed in the transaction and the resulting stock awards to the new employees.
(5) Estimated reduction in interest income from $60.27 million of cash used to purchase MSG. Average interest rate assumed for 2007 was 5.09%, which was the Company’s actual average return for the period.
(6) Estimated tax effect of pro-forma adjustments taken as a whole using the Company’s effective GAAP tax rate for 2007.